Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

BILL BARRETT CORPORATION

(“Purchaser”),

CH4 HOLDINGS, LP

(“Seller”)

and

CH4 CORPORATION

(the “Company”)

April 13, 2006

i

	3.2.24	Gas Imbalances	25

	3.2.25	Royalties	25

	3.2.26	Payout Balances	25

	3.2.27	Prepayments	25

	3.2.28	Other Mineral Related Matters	25

	3.2.29	Additional Drilling Obligations	25

	3.2.30	Financial and Product Hedging Contracts	26

	3.2.31	Books and Records	26

	3.2.32	Non-Competition Commitments	26

	3.2.33	Previously Owned Properties; Excluded Assets	26

	3.2.34	Operatorship	26

	3.2.35	DISCLAIMER	26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER			27

4.1.	Organization		27

4.2.	Authority and Enforceability		27

4.3.	No Violations		28

4.4.	Consents and Approvals		28

4.5.	Litigation		28

4.6.	Funding		28

4.7.	Brokers		28

4.8.	Investment Intent		29

ARTICLE 5 COVENANTS			29

5.1.	Conduct of Business by the Company and the Subsidiaries Pending Closing		29

5.2.	Access to Assets, Personnel and Information		31

5.3.	No Solicitation		32

5.4.	Additional Arrangements		32

5.5.	Public Announcements; Confidentiality		33

5.6.	Notification of Certain Matters		33

5.7.	Payment of Expenses		33

5.8.	Continuation of the Company’s Existing Indemnification Obligations		33

5.9.	Consents Under Bank Credit Agreement		34

5.10.	Termination of Certain Agreements		34

5.11.	Resignation of Directors, Officer and Employees; Termination of Agreements		34

5.12.	Title and Environmental Defects		34

5.13.	Additional Adjustments to Base Purchase Price		38

5.14.	Purchase Price Calculation		39

5.15.	Release of Claims		40

5.16.	Company Employees		41

ARTICLE 6 CONDITIONS			41

6.1.	Conditions to Each Party’s Obligation to Proceed with Closing		41

6.2.	Conditions to Obligations of Purchaser		42

6.3.	Conditions to Obligations of Seller		43

ii

ARTICLE 7 TERMINATION		43

7.1.	Termination Rights	43

7.2.	Effect of Termination	44

ARTICLE 8 MISCELLANEOUS		44

8.1.	Limited Survival of Representations and Warranties	44

8.2.	Amendment	44

8.3.	Notices	45

8.4.	Counterparts	46

8.5.	Severability	46

8.6.	Entire Agreement; No Third Party Beneficiaries	46

8.7.	Applicable Law	46

8.8.	No Remedy in Certain Circumstances	46

8.9.	Assignment	47

8.10.	Waivers	47

8.11.	Confidentiality Agreement	47

8.12.	Incorporation	47

8.13.	Cooperation After Closing	47

8.14.	Mutual Release	47

8.15.	Fair Construction	48

8.16.	Arbitration	48

8.17	WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC	48

SCHEDULES

Disclosure Schedule
Schedule 2.3 – Excluded Assets

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of April 13, 2006, by and among Bill Barrett Corporation, a Delaware corporation (“Purchaser”); CH4 Holdings, LP, a Texas limited partnership (“Seller”); and CH4 Corporation, a Delaware corporation (the “Company”).

Recitals

A. Purchaser desires to buy and Seller desires to sell all of the issued and outstanding capital stock of the Company, upon the terms and subject to the conditions set forth in this Agreement.

B. Purchaser and Seller desire to make certain representations, warranties, covenants and agreements in connection with such purchase and sale of stock provided for in this Agreement and also to prescribe various conditions to such purchase and sale of stock.

C. The Company desires to join in the execution of this Agreement for the purpose of evidencing consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Purchaser.

IN CONSIDERATION of the recitals and the mutual covenants and agreements set forth in this Agreement, Purchaser, Seller and the Company (the “Parties”) hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below: “Advisory Services Agreement” means the Advisory Services, Reimbursement and Indemnification Agreement, effective as of August 28, 2002, between the Company and NGP (defined herein).

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

“Agreement” means this Stock Purchase Agreement, as amended, supplemented or modified from time to time.

“Allocated Values” means as to any particular Oil and Gas Interest of the Company, the product from multiplying the Base Purchase Price by the result of the Property Value of such Oil and Gas Interest divided by Total Reserve Value of the Company’s Oil and Gas Interests, as set forth in the Disclosure Schedule. For purposes of calculating Title or Environmental Defects under Section 5.12, the Allocated Value for an Oil and Gas Interest shall be the sum of the Allocated Values for all interests under the same well spacing unit.

“Bank Credit Agreement” means the Credit Agreement, dated as of February 17, 2005, between the Company, as borrower, and the Bank of Scotland, New York Branch, as administrative agent and lender (as amended and supplemented as of the date hereof).

“Base Purchase Price” has the meaning specified in Section 2.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“CH4 Energy” means CH4 Energy, LLC, a Texas limited liability company.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” means May 8, 2006, or such other date as the Parties may mutually agree upon in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Certificate” means a certificate representing shares of Company Common Stock.

“Company Common Stock” means the common stock, par value of $0.01 per share, of the Company.

“Company Employee Benefit Plans” has the meaning specified in Section 3.2.14.

“Company Financial Statements” means the unaudited consolidated financial statements (including any related notes) of the Company and the Subsidiaries (defined herein) as of December 31, 2005, and for the year then ended which are attached to the Disclosure Schedule.

“Company Permits” has the meaning specified in Section 3.2.17.

“Company Representative” means any director, officer, manager, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of the Company or its Subsidiaries.

“Confidentiality Agreement” means the letter agreement dated February 17, 2006, between Purchaser and the Company relating to the Company’s furnishing of information to Purchaser in connection with Purchaser’s evaluation of the possibility of acquiring the Company.

“Confidentiality and Noncompete Agreements” means the Confidentiality and Noncompete Agreements, dated August 28, 2002, among Seller, the Company and certain of the Company’s employees.

“Debt” means, for any Person, without duplication: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all indebtedness of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees of such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) the present value of all obligations in respect of leases that are capitalized on the books and records of such Person, (g) all obligations in respect of office leases, (h) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the ordinary course of business and which are not more than 90 days past invoice date, (i) any indebtedness, liability or obligation secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person, (j) liabilities with respect to payments received in consideration of oil, gas or other minerals yet to be acquired or produced at the time of payment (including obligations under gas balancing arrangements and “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment), and (k) all liability of such Person as a general partner or joint venturer for obligations of the nature described in (a) through (j) preceding.

“Defensible Title” means such right, title and interest that (a) with respect to Ownership Interests of any lease, unit or well, is evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to give the Company and Purchaser, through its ownership of the Company Common Stock, the right to enjoy the benefits of possession of the Ownership Interests reflected on the Disclosure Schedule, based on the title to the Ownership Interest as it exists on the date of this Agreement (free and clear of all royalties, overriding royalties, net profits, interests or other burdens on or measured by production of oil and gas) throughout the duration of the productive life of the relevant lease, unit or well, and with respect to any specific Ownership Interests not yet earned under a farmout agreement, is described in and subject to a farmout agreement containing terms and provisions identical to the farmout agreement to which it relates and which is identified on the Disclosure Schedule; (b) subject to Permitted Encumbrances, is free and clear of all Liens, claims, infringements, and other burdens; and (c) obligates the Company or the Subsidiaries to bear a percentage of the costs and expenses of the maintenance and development of, and operations relating to the specific Ownership Interest that is not greater than the interest set forth on the Disclosure Schedule, based on the title to the Ownership Interest as it exists on the date of this Agreement, without increase throughout the productive life of such Ownership Interest.

“Disclosure Schedule” means the Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule and expressly incorporated therein by reference.

“Earnest Money” has the meaning specified in Section 2.2.

“Environmental Law” means any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Material (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any real property owned, leased or operated at any time by the Company or any of the Subsidiaries, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of Environmental Contamination. Environmental Laws include the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state or local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means the Third Party mutually agreed upon in writing by the Parties with whom a deposit is made with instructions to turn over such deposit upon the fulfillment of certain conditions set forth in this Agreement.

“Escrow Agreement” means the certain escrow agreement to be entered into on even date herewith by and among the Escrow Agent, the Purchaser and the Seller in a form acceptable to the parties thereto.

“Excluded Assets” has the meaning specified in Section 2.3.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Action” means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

“Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by written or oral agreements to keep-well, to purchase assets, goods, securities or services, to “take-or-pay,” to maintain financial statement conditions, by “comfort letters” or by any other similar undertaking of support of otherwise); or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business. For purposes of this Agreement, the amount of any Guaranty shall be the maximum amount that the guarantor could be legally required to pay under such Guaranty.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by the RCRA, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) petroleum, petroleum Hydrocarbons, or any fraction or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act.

“Hedging Transaction” means any transaction involving a Product Hedging Contract.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Indemnified Parties” has the meaning specified in Section 5.8.

“Investment” in any Person means any investment, whether by means of securities purchase (whether by direct purchase from such Person or from an existing holder of securities of such Person), loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guaranty of any Debt or other obligation of such Person, or the subordination of any claim against such Person to other Debt or other obligation of such Person; provided, that “Investments” shall not include advances made to employees of such Person for reasonable travel, entertainment and similar expenses incurred in the ordinary course of business.

“Lien” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

“Material Adverse Effect” means (a) when used with respect to the Company, a result or consequence that would materially adversely affect or impair, taken as a whole (i) the condition (financial or otherwise), results of operations or business of the Company or the aggregate value of the assets of the Company and the Subsidiaries; (ii) the ability of the Company to own, hold, develop and operate its assets; or (iii) the Company’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; (b) when used with respect to Purchaser, a result or consequence that would materially adversely affect its ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement;

and (c) when used with respect to the Subsidiaries, a result or consequence that would materially adversely affect or impair, taken as a whole (i) the condition (financial or otherwise), results of operations or business of the Subsidiaries or the aggregate value of the Subsidiaries assets or (ii) the ability of the Subsidiaries to own, hold, develop and operate their assets. However, the term Material Adverse Effect shall exclude any effect resulting from or related to changes or developments involving (w) general conditions applicable to the economies of the United States or the States of Texas or Wyoming; (x) conditions affecting the oil and gas industry generally or in the States of Texas or Wyoming, (y) conditions or effects resulting from the announcement of the existence of this Agreement, in each case taken as a whole, or (z) conditions relating to commodity prices.

“Material Agreement” means any written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject (other than oil, gas and mineral leases, oil and gas leases and joint operating agreements), involving consideration with a total value in excess of one percent (1%) of the Base Purchase Price: (a) which is not cancelable by such Person upon notice of 30 days or less without liability for further payment, (b) pursuant to which such Person acquires any material portion of the raw materials, supplies or services used or consumed by such Person in the operation of its business (unless such raw materials, supplies or services are readily available to such Person from other sources on comparable terms), or (c) pursuant to which such Person derives any material part of its revenues.

“NSAI Report” means the Company’s engineering evaluation prepared by Netherland, Sewell & Associates, dated January 31, 2006, effective March 1, 2006, previously provided to the Purchaser.

“NGP” means Natural Gas Partners VI, L.P., a Delaware limited partnership.

“Oil and Gas Interest(s)” means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, carried interests other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, servitudes, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, salt water disposal wells and related equipment, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the “Oil and Gas Interests,” “Oil and Gas Interests of the Company” or “Company’s Oil and Gas Interests” mean the collective Oil and Gas Interests of the Company and the Subsidiaries but does not include the Excluded Assets.

“Ownership Interests” means the ownership interests of the Company and the Subsidiaries in their assets, as set forth on the Disclosure Schedule.

“Payout Balances” has the meaning specified in Section 3.2.26.

“Permitted Encumbrances” means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on the Company; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property not materially impairing the value of the assets of the Company and the Subsidiaries, taken as a whole, or interfering with the ordinary conduct of the business of the Company and the Subsidiaries, taken as a whole, or rights to any of their assets; (f) Liens created or arising by operation of law to secure a Party’s obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 5.1, provided the effect thereof on the working and net revenue interest of the Company or the Subsidiaries has been properly reflected in the Ownership Interests; (i) any defects, irregularities or deficiencies in title to the Oil and Gas Interests of the Company or the Subsidiaries that do not reduce the Company’s or the Subsidiaries’ net revenue interest, or increase the Company’s or the Subsidiaries’ working interest, in any Company Oil and Gas Interest set forth on the Disclosure Schedule, or do not adversely affect the value of any Oil and Gas Interest of the Company or the Subsidiaries or other asset of the Company or the Subsidiaries by an amount in excess of two percent of the Base Purchase Price; (j) preferential rights to purchase and Third-Party Consents (to the extent not triggered by the consummation of the transaction contemplated by this Agreement that are disclosed to Purchaser in the Disclosure Schedule); (k) the terms and provisions of leases and other documents and instruments affecting title disclosed to Purchaser on the Disclosure Schedule; (l) valid, subsisting and applicable laws, rules and orders of any Governmental Authorities; and (m) Liens and other burdens described in the Disclosure Schedule.

“Person” (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Product Hedging Contract” means any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities or commodity prices, or indexes based on any of the foregoing and any other similar agreement or arrangement.

“Property Value” means as to any individual Oil and Gas Interest of the Company, either (i) the proportion of the stated Net Present Value, discounted at 10%, effective March 1, 2006 of such oil & gas interest, as defined in the NSAI Report of that Oil and Gas Interest to all Oil and Gas Interests shown on the NSAI Reports multiplied by $73,296,605 or (ii) if a property is not listed on the NSAI Report in T40-R72 and T40-R73 in Wyoming, then such property will be valued at $50.00 per acre.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Confidential Information” means any information concerning the businesses and affairs of Purchaser and its subsidiaries that is not already generally available to the public.

“Purchaser Representative” means any director, officer, manager, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Purchaser or its subsidiaries.

“Records” means all books, records, files, and other information in the Company’s or the Subsidiaries’ possession or which is reasonably accessible by the Company or its Subsidiaries, (including those held by Petroleum Financial, Inc.), including without limitation those pertaining to the Company’s or the Subsidiaries’ Oil and Gas Interests, wells and other assets, those pertaining to the petroleum gathering, transportation and sale of Hydrocarbons and corporate, accounting financial and employee records.

“Responsible Officer” means, with respect to any (a) corporation, a Director, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, any Vice President or any manager or supervisor of such corporation; (b) limited liability company, any manager or supervisor of such entity; or (c) partnership, any general partner, manager or supervisor of such entity.

“Rights Agreement” means the Voting and Members Agreement, dated as of February 4, 2003, by and among the Company, Seller, NGP, and certain employees and investors.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Severance Obligations” means the obligations of the Company to certain of the Company’s employees pursuant to the [reference the severance agreements and plans in virtual data room and otherwise known].

“Shares” has the meaning set forth in Section 2.1.

“Swanson” means Swanson Drilling Company, L.P., a Texas limited partnership.

“Swanson GP” means Swanson Operating Company, LLC, a Texas limited liability company.

“Subsidiaries” means CH4 Energy, Swanson and Swanson GP, collectively.

“Subsidiary” means CH4 Energy, Swanson and Swanson GP, individually.

“Tax Returns” has the meaning specified in Section 3.2.16.

“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

“Third-Party” means any Person other than the Company, Purchaser or Seller.

“Third-Party Consent” means the consent or approval of any Third Party.

“Title or Environmental Defect” has the meaning specified in Section 5.12(a).

“Total Reserve Value” means the sum of all the Property Values for all Oil and Gas Interests.

“Working Capital” means the net book value of all current assets minus the net book value of all current liabilities each as calculated in accordance with GAAP; provided, however, that Working Capital shall specifically exclude any Hedging Transaction, any liabilities or obligations associated with the Bank Credit Agreement, any standby letters of credits issued by the Bank of Oklahoma, NA, any deferred taxes, and any plugging or abandonment costs and expenses.

1.2. References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this

Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing Party shall mean the Responsible Officers of such representing Party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason to believe that the matter being represented and warranted is not true and accurate.

ARTICLE 2

PURCHASE AND SALE

2.1. Agreement to Purchase and Sell. At the Closing, Seller shall sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of the issued and outstanding Company Common Stock (the “Shares”) upon the terms and subject to the conditions set forth in this Agreement. Seller shall at Closing deliver to Purchaser Company Certificates for all such Company Common Stock, free and clear of all Liens, claims, charges, restrictions, equities or encumbrances of any kind, other than restrictions arising under the Securities Act and other applicable securities laws, which Certificates shall be duly endorsed to Purchaser or accompanied by duly executed stock powers in a form satisfactory to Purchaser.

2.2. Purchase Price and Manner of Payment. The purchase price for all of the outstanding Company Common Stock shall be $73,700,000.00 (the “Base Purchase Price”) plus or minus the adjustments determined pursuant to Sections 5.12, 5.13 and 5.14 (the Base Purchase Price, as so adjusted, is the “Purchase Price”). By 1:00p.m Central Standard Time on the Closing Date, Purchaser shall pay the Purchase Price to Seller by wire transfer of same day funds to an account or accounts designated by Seller and communicated in writing to Purchaser. Notwithstanding the foregoing, the Purchase Price may be adjusted after Closing in any manner set forth herein.

Contemporaneous with Purchaser’s execution of this Agreement, Purchaser will deposit with the Escrow Agent an amount equal to $5,000,000.00 (the “Earnest Money”) pursuant to the terms of the Escrow Agreement. In the event the Closing occurs, the Earnest Money shall be applied (with interest) against the Purchase Price. If the Closing does not occur, the Escrow Agent shall pay the Earnest Money to the Company or return it to Purchaser in accordance with this paragraph and the terms of the Escrow Agreement. In the event Purchaser breaches this Agreement by failing or refusing to close the transaction contemplated hereby on the Closing Date and each of the conditions contained in Sections 6.1 and 6.2 otherwise has been either fulfilled in all material respects or waived, the Escrow Agent shall pay the Earnest Money to the Company as liquidated damages in lieu of all other damages (and as Seller’s and the Company’s sole remedy in such event). The Parties acknowledge that the extent of damages to Seller and the Company occasioned by such failure or refusal by Purchaser would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money is a fair and reasonable estimate of such damages under the circumstances. In the event the Earnest Money is not applied to the Purchase Price at Closing or retained pursuant to the foregoing provisions of this paragraph, the Escrow Agent shall return the Earnest Money to Purchaser without interest.

2.3. Excluded Assets. Assets and Subsidiaries listed on Schedule 2.3 (collectively, the “Excluded Assets”) will be, prior to or at Closing, distributed, assigned, purchased, or otherwise transferred by the Company to Seller or its nominee. None of the representations or warranties set forth in this Agreement or any of the other provisions of this Agreement shall be applicable to the Excluded Assets other than any properties which are Excluded Assets due to the provisions of Section 5.12(c)(iii) and any conventional oil and gas properties listed on Schedule 2.3 with respect to the representations contained in Sections 3.2.19, 3.2.25, 3.2.28, and 3.2.33. The partnership interest of Swanson and the membership interests of Swanson GP will be sold or transferred based on an agreed fair market value of $4,200,000.00 and the conventional Oil and Gas Interests listed on Schedule 2.3 will be sold or transferred based on an agreed value of $750,000.00. If the gain or taxable income realized by the Company due to the transfer of the Excluded Assets exceeds 60% of the Company’s net operating loss carry-forward, then any taxes on such excess taxable income or gain shall be considered a current liability and a Base Purchase Price adjustment.

2.4. Closing. The Closing shall take place on the Closing Date at 9:00 a.m. at the offices of Schlanger, Silver, Barg & Paine, L.L.P., 109 North Post Oak Lane, Suite 300, Houston, Texas 77024, or at such time and place as is agreed by Purchaser and Seller. At the Closing,

(a) Seller shall deliver to Purchaser:

(i)	stock certificates representing all of the Shares endorsed in blank and the certificates referred to in Sections 6.2(a) and (b);

(ii)	the releases, the non-competition agreements and other documents described in Section 5.11;

(iii)	such other documents, instruments, agreements and certificates as Purchaser may reasonably request in connection with the consummation of the transactions contemplated by this Agreement;

(iv)	recordable releases and terminations covering all Liens on the Oil and Gas Interests of the Company; and

(v)	evidence of the resignation of all of the directors, officers and employees of the Company.

(b) Purchaser shall deliver to Seller:

(i)	the Purchase Price; and

(ii)	the certificates referred to in Sections 6.3(a) and (b).

(c) At the Closing Date, the Company and the Purchaser shall deliver to each other certificates dated no more than 10 days prior to the Closing Date duly issued by the appropriate Governmental Authorities in each state in which each Party is incorporated, and from each state in which any portion of the Company’s or any Subsidiary’s assets are located, indicating that each Party is validly existing and in good standing in the applicable jurisdiction.

2.5. Taking of Necessary Action; Further Action. Seller and Purchaser shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Closing as promptly as commercially practicable. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, all of the Parties shall use all reasonable efforts to take all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF

THE SELLER AND THE COMPANY

3.1. Representations of Seller. Seller hereby represents and warrants to Purchaser as follows:

3.1.1 Authority and Enforceability. Seller has the requisite power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of Seller, if applicable, and no other company proceedings on the part of Seller are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

3.1.2 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Seller under any provision of (a) the Seller’s organizational documents, as applicable, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Seller, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its properties or assets.

3.1.3 Title to Shares. Seller is (and at the Closing will be) the sole record and beneficial owner of, and upon consummation of the transactions contemplated hereby Purchaser will acquire, the Shares, free and clear of all Liens, other than (a) those that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates or (b) restrictions on transfer that may be imposed by federal or state securities laws.

3.1.4 Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

3.2. Representations of the Company. The Company hereby represents and warrants to Purchaser as follows:

3.2.1 Organization of the Company. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company). Copies of the certificate of incorporation and bylaws of the Company have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof.

3.2.2 Organization of the Subsidiaries. CH4 Energy (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company). Swanson is (a) a limited partnership duly formed and validly existing under the laws of the State of Texas, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company). Swanson GP is (a) a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company). Copies of the Articles of Organization and the Limited Liability Company Agreements of each of CH4 Energy and Swanson GP have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof. Copies of the Certificate of Limited Partnership and the partnership agreement of Swanson have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof. The Company has no additional subsidiaries other than those defined as

Subsidiaries herein. Neither the Company nor the Subsidiaries otherwise own any interest, other than those previously mentioned, in any limited liability company or any general or limited partnership (other than joint ventures, joint operating or ownership arrangements or tax partnerships which have been entered into in the ordinary course of business).

3.2.3 Authority and Enforceability. The Company has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

3.2.4 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of the Company under any provision of (a) its certificate of incorporation or bylaws (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to the Company, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than (x) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under the Bank Credit Agreement, and (y) in the case of clause (a) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

3.2.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company; and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation. Except as set forth in the Disclosure Schedule, no Third-Party Consent is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and no Oil and Gas Interest of the Company is subject to any preferential right to purchase which gives any Person the right to purchase an Oil and Gas Interest of the Company as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval or waiver required by the terms of the Bank Credit Agreement.

3.2.6 Financial Statements. The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except that such statements are not accompanied by notes or other textual disclosure required by GAAP) and fairly present, in accordance with GAAP (except as disclosed in the notes to such statements), the consolidated financial position of the Company and the Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and the Subsidiaries for the periods presented therein. Since December 31, 2005, no event has occurred or condition exists which has had or could be reasonably expected to result in a Material Adverse Effect on the Company. Since June 1, 2005, the Company has used Petroleum Financial, Inc. to maintain its general ledger. The Company and Seller have provided to Purchaser a copy of the audit of Petroleum Financial, Inc.’s Statement of Accounting Standards 70 compliance. The financial statements of the Company as of and for the two months ended February 28, 2006 to be delivered to the Purchaser pursuant to Section 5.14 shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except that such statements need not be accompanied by notes or other textual disclosure required by GAAP) and will fairly present, in accordance with GAAP (except as disclosed in the notes to such statements), the consolidated financial position of the Company and the Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and the Subsidiaries for the periods presented therein.

3.2.7 Capital Structure.

(a)	The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, par value $0.01 per share.

(b)	There are issued and outstanding 1,000 shares of Company Common Stock.

(c)	There are issued and outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of the Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(d)	All outstanding shares of the Company capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

(e)	Other than the Rights Agreement, which will be terminated at the Closing, there is no stockholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company.

(f)	There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

3.2.8 Material Agreements. The Disclosure Schedule contains a complete list of the Material Agreements to which the Company or any of the Subsidiaries is a party (other than this Agreement and related agreements) or by which the Company, the Subsidiaries or their assets are bound. The Company has made available to Purchaser or provided Purchaser with a true and correct copy of all such Material Agreements, including all amendments and modifications thereof. Except as set forth on the Disclosure Schedule, no party to any of such Material Agreements is in material default of its obligations thereunder and no event has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute any such material breach or material default that would reasonably be expected to result in a Material Adverse Effect on the Company. Each of such Material Agreements is a valid and binding obligation of the parties thereto in accordance with its terms and is in full force and effect.

3.2.9 Bank Credit Agreement. The Company has provided to or made available to Purchaser a true and correct copy of the Bank Credit Agreement including all amendments and modifications thereto. No rights or obligations of any party to the Bank Credit Agreement have been waived, and no party to the Bank Credit Agreement is in default of its obligations thereunder. The Bank Credit Agreement is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms and is in full force and effect. Set forth on the Disclosure Schedule is a list of all outstanding standby letters of credits issued by the Bank of Oklahoma, NA for the Company and its Subsidiaries. As of February 28, 2006, the total principal amount owed by the Company pursuant to the Bank Credit Agreement was $6,300,000.00.

3.2.10 Investments. Except as set forth on the Disclosure Schedule, neither the Company nor any of the Subsidiaries has any outstanding Investments that are not disclosed in the Financial Statements.

3.2.11 Outstanding Debt. The Financial Statements and the Disclosure Schedule, together provide a complete and accurate description of all Debt of the Company and the Subsidiaries outstanding as of the respective dates thereof. Neither the Company nor any of the Subsidiaries is in default in payment of any Debt with respect to which it is an obligor or in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt.

3.2.12 Affiliate Transactions. The Disclosure Schedule contains a complete and accurate description of all contracts, agreements and other arrangements (whether written, oral, express or implied) between the Company or any of the Subsidiaries and any Affiliate of the Company that will be in existence on the Closing Date.

3.2.13 Employment Matters. The Disclosure Schedule contains a complete and accurate list of all officers of the Company and the Subsidiaries. Except as set forth in the

Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any of its employees, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of its employees. To the extent the Company is obligated at the Closing due to the Closing to compensate any Company Representative under any employment, severance, or other arrangement regardless of whether it is set forth in the Disclosure Schedule, or following the Closing pursuant to the terms of the Severance Obligations, the Base Purchase Price will be reduced accordingly. The Company and the Subsidiaries are in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes. Each officer, director and employee of the Company and the Subsidiaries will resign as of the Closing Date, and the Confidentiality and Noncompete Agreements between the Company and each of its officers and between Subsidiaries and each of their officers shall be terminated on the Closing Date. Except as set forth on the Disclosure Schedule, there is no current or former officer, director, employee, consultant, or independent contractor of the Company or any of the Subsidiaries that has filed a demand letter or a complaint (either written or verbally) against the Company, any of the Subsidiaries, or any employee of any of them for wrongful discharge, defamation, fraud, negligent misrepresentation, negligence, intentional infliction of emotional distress, assault, battery, sexual harassment, or breach of contract claims for including but not limited to, unpaid wages, bonuses, benefits, commissions, stock options, royalties, deferred compensation, or wrongful discharge.

3.2.14 Employee Benefit Plans.

(a)	The Disclosure Schedule sets forth a complete and accurate list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, including severance pay, sick leave, vacation pay, salary continuation for disability, compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by the Company or any Subsidiary or to which the Company or any Subsidiary sponsors, maintains or contributed or is obligated to contribute, whether or not subject to ERISA (the “Company Employee Benefit Plans”). Except for the Company Employee Benefit Plans, the Company does not maintain, or have any fixed or contingent liability with respect to, any employee benefit, pension or other plan that is subject to ERISA. The Company has delivered to Purchaser correct and complete copies of each Company Employee Benefit Plan, current summary plan descriptions for each plan, all related trusts, insurance, and other funding contracts which implement such Company Employee Benefit Plan, the prior three years Forms 5500, and all correspondence with any Governmental Authorities relating to any such Company Employee Benefit Plan. Each Company Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with all applicable laws, rules and regulations.

(b)	There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any Company Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans. With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances in connection with the Company or the Subsidiaries that would reasonably be expected to result in a liability reasonably likely to have a Material Adverse Effect on the Company under ERISA, the Code or any applicable law. With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company.

(c)	The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable federal and state laws, and neither the Company nor any of the Subsidiaries nor any “party in interest” or “disqualified person” with respect to the Company Employee Benefit Plans, has engaged in any “prohibited transaction” within the meaning of Section 4975 of the Code.

(d)	Except as otherwise set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of the Company or any of the Subsidiaries.

(e)	The Company has no knowledge of any pending or threatened claims against the assets of any of its Company Employee Benefit Plans or the trusts established to hold the assets of those plans or the fiduciaries of such plans.

(f)	Neither the Company nor any Subsidiary maintains nor have any of them established any welfare benefit plan which provides for retiree, medical liabilities or continuing benefits or coverage for any participant or any beneficiary of any participant after such participant termination of employment except as may be required by COBRA.

(g)	Neither the Company nor any of the Subsidiaries has maintained, or established, or has ever participated in, a multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.

(h)	Except as set forth on the Disclosure Schedule, no present or former employees of the Company or the Subsidiaries are covered by any employment agreements or plans that provide or will provide severance pay, retirement benefits, post-termination health or life insurance benefits or any similar benefits, and the consummation of the transactions contemplated herein shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to the Company under Section 4899 or 280G of the Code, respectively.

3.2.15 Litigation. Except as otherwise set forth in the Disclosure Schedule: (a) no litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of the Company, the Seller or the Subsidiaries, threatened against the Seller, the Company or any of the Subsidiaries or any of their assets before any court, arbitrator or any Governmental Authority, and (b) neither the Seller, the Company nor any Subsidiary is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). Except as set forth on the Disclosure Schedule, there is no litigation, proceeding or investigation pending or, to the knowledge of the Company, the Seller or the Subsidiaries, threatened against or affecting the Company, the Seller or the Subsidiaries, that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the Company, the Seller or the Subsidiaries, in connection with the transactions contemplated hereby.

3.2.16 Taxes and Tax Returns. (A) All Tax Returns for tax periods ending after December 31, 2000, that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company or any of the Company’s Subsidiaries have been or will be timely filed on or before the Closing Date; (B) all Tax Returns described in clause (A) and all Tax Returns prepared by the Seller pursuant to Subsection Y below are or will be true and complete in all material respects; (C) all Taxes relating to the Company and its Subsidiaries shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full on or before the Closing Date; (D) the Company has made all deposits required to be made by it under applicable payroll tax or Federal Insurance Contributions Act regulations; (E) all deficiencies asserted or assessments made of or against or attributable to the Company or any of its Subsidiaries or any of their property as a result of examinations conducted by any tax authority have been paid in full; (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending; and (G) no extension of the statute of limitations with respect to any Taxes of the Company or any of its Subsidiaries remains in existence, except as disclosed in the Disclosure Schedule.

Y. Seller shall prepare all Tax Returns that are required to be filed by the Company with respect to any tax period ending on or before the Closing Date (including income tax returns for the short year ending on the Closing Date) that have not been prepared prior to the Closing Date. All such Tax Returns shall be prepared within 90 days of the Closing Date. Purchaser shall cause the Company to file such Tax Returns unless in the reasonable judgment of the Purchaser such returns do not comply with applicable Tax law. If in the reasonable judgment of the Purchaser, such returns do not comply with applicable Tax law, the Company shall discuss with the Seller all issues and concerns and if the Parties are unable to resolve such issues within 90 days after the Closing Date, then the matter will be submitted to a major accounting firm selected by Seller but acceptable to the

Purchaser for resolution of any such dispute. Such accounting firm shall resolve any dispute within 30 days after accepting the engagement to resolve such dispute, and the determination of such accounting firm shall be binding on the Seller and Purchaser. Purchaser recognizes that the Seller will need access to the personnel, accountants and Records of the Company to prepare Tax Returns after the Closing Date. Purchaser shall cause the Company to provide the Seller with reasonable access to the personnel, accountants and Records of the Company for such purposes and shall cause the employees of Company to provide reasonable assistance as Seller may reasonably require. The amount of assistance required to be provided shall be consistent with the amount of assistance provided by the Company’s employees with respect to comparable Tax Returns filed before the Closing Date. The Company shall be responsible for paying Taxes with respect to the Tax Returns described in this Section Y to the extent such Taxes accrue through February 28, 2006, provided that, to the extent that the balance sheet as of December 31, 2005 included in the Financial Statements included inadequate accruals to cover such Taxes, the Seller shall be required to pay the shortfall to the Company to enable the Company to pay such Taxes; provided (i) that there shall be no such adjustment to the extent that any accrued taxes are reflected in Working Capital of the Company as of February 28, 2006 and (ii) that this obligation shall terminate 180 days after the Closing.

W. Seller represents:

(a)	Seller has made available to Purchaser (A) true and correct copies of all Tax Returns filed by the Company and the Company’s Subsidiaries for each of their three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the Company and the Company’s Subsidiaries.

(b)	Seller has previously disclosed all types of Taxes paid and all types of Tax Returns filed by or on behalf of the Company and the Company’s Subsidiaries with respect to its three most recent fiscal years. No claim has been made by a taxing authority in a jurisdiction where Tax Returns are not filed by the Company or the Company’s Subsidiaries that the Company is or may be subject to taxation by that jurisdiction.

(c)	No closing agreements, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the Company or the Company’s Subsidiaries.

(d)	Neither the Company nor any of the Company’s Subsidiaries has entered into any compensatory agreements that would constitute an “excess parachute payment” under Section 280G of the Code.

(e)	Neither the Company nor any of the Company’s Subsidiaries is a party to any agreements pursuant to which it is required to indemnify or hold harmless any party against potential tax liabilities, other than indemnities relating to withholding taxes that are part of agreements entered into in the ordinary course of business.

3.2.17 Compliance with Laws and Permits. Neither the Company nor any of the Subsidiaries is in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate of incorporation, bylaws, certificate of limited partnership or partnership agreement, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any Material Agreement to which the Company or any of the Subsidiaries is a party or by which its properties are bound, except, with respect to clauses (b) and (c) above, for any violation or default that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or any of the Subsidiaries. The Company and the Subsidiaries have obtained and hold all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of business or the lawful ownership, use and operation of their assets (“Company Permits”), except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or any of the Subsidiaries. The Company and the Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or any of the Subsidiaries. No investigation or review by any Governmental Authority with respect to the Company or any of the Subsidiaries is pending or, to the knowledge of the Company or the Subsidiaries, threatened, except as set forth in the Disclosure Schedule.

3.2.18 Proprietary Rights. The Company and the Subsidiaries have ownership of, or valid licenses to use, all trademarks, copyrights, patents and other proprietary rights and intellectual property (including seismic data) used in their respective businesses. To the knowledge of the Company and each Subsidiary, the operation of the respective businesses of the Company and the Subsidiaries does not infringe any patent, copyright, trademark or other proprietary rights of others, and, neither the Company nor any of the Subsidiaries has received any notice from any Third Party of any such alleged infringement by the Company or any Subsidiary. The Company and the Subsidiaries have taken reasonable steps to establish and preserve their respective ownership of all patents, copyrights, trademarks, trade secrets and other proprietary rights. Neither the Company nor any of the Subsidiaries is aware of any infringement by others of any patents, copyrights, trademarks or other proprietary rights that the Company or any of the Subsidiaries possesses.

3.2.19 Environmental Matters. Except as set forth in the Disclosure Schedule and except for matters as would not reasonably be expected to result in a Material Adverse Effect on the Company or any Subsidiary, to the knowledge of the Company and each Subsidiary:

(a)	the Company and the Subsidiaries have conducted their respective businesses and operated their assets, and are conducting their respective businesses and operating their assets, and the condition of all facilities and properties (including off-site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased or operated by the Company or the Subsidiaries, are in compliance with all Environmental Laws;

(b)	neither the Company nor any of the Subsidiaries has been notified by any Governmental Authority or other third party that any of the operations or assets of the Company or any of the Subsidiaries are the subject of any investigation or inquiry by any Governmental Authority or other Third Party evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(c)	neither the Company, any of the Subsidiaries nor any other Person has filed any notice under any federal, state or local law indicating that (i) the Company or any of the Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of the Company or the Subsidiaries;

(d)	neither the Company nor any of the Subsidiaries has any contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by the Company or any Subsidiary, or (ii) the storage or disposal of any Hazardous Material;

(e)	neither the Company nor any of the Subsidiaries has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by the Company or any of the Subsidiaries;

(f)	no property now or previously owned, leased or operated by the Company or any of the Subsidiaries is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

(g)	neither the Company nor any of the Subsidiaries is directly transporting, has directly transported, is directly arranging for the transportation of, or has directly arranged for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any other federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims against the Company or any of the Subsidiaries for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h)	there are no sites, locations or operations at which the Company or any of the Subsidiaries is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws;

(i)	all underground storage tanks and solid waste disposal facilities owned or operated by the Company or any of the Subsidiaries are used and operated in compliance with Environmental Laws; and

(j)	there are no physical or environmental conditions existing on any property owned or leased by the Company or any of the Subsidiaries resulting from the Company’s or the Subsidiaries’ operations or activities, past or present, at any location, that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any applicable Environmental Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil & gas facilities.

3.2.20 Insurance. The Disclosure Schedule sets forth a true and correct list of all insurance policies and other surety arrangements of any kind or nature which are in force and to which the Company or any Subsidiary is a named party or beneficiary, specifying the insurance carrier, the type of insurance coverage, the policy number, the aggregate amount of insurance coverage per claim or per occurrence, as the same may be, applicable self-retention limits and/or self or co-insurance requirements and describing in detail each pending claim thereunder. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise set forth in the Disclosure Schedule: (a) there are no outstanding claims under any such policies or binders, and (b) no notice of cancellation or non-renewal of any such policies or binders has been received.

3.2.21 Governmental Regulation. Neither the Company nor any of the Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any state public utilities laws.

3.2.22 Brokers. Except as set forth on the Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of the Seller, the Company or any of the Subsidiaries and for which Purchaser, the Seller, the Company or any of the Subsidiaries will have any obligation or liability.

3.2.23 Oil and Gas Operations. Except as otherwise set forth in the Disclosure Schedule, and except for matters as would not reasonably be expected to result in a Material Adverse Effect on the Company or any Subsidiary, to the knowledge of the Company or the Subsidiaries, all wells included in the Company’s Oil and Gas Interests have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases, pooling and unit agreements, and applicable laws, rules, regulations, judgments, orders and decrees issued by any court or Governmental Authority. No well included in the Company’s or any Subsidiary’s Oil and Gas Interests is subject to penalties on allowables because of any overproduction or any other violation of applicable laws that would prevent such well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any Governmental Authority. Except as otherwise set forth in the Disclosure Schedule, to the knowledge of the Company and the Subsidiaries:

(a)	there are no wells that the Company or any of the Subsidiaries are currently obligated by law or contract to plug and abandon;

(b)	there are no wells that are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the applicable lease;

(c)	there are no wells that have been plugged and abandoned but have not been plugged in accordance, in all material respects, with all applicable requirements of each regulatory authority having jurisdiction over the Company’s and the Subsidiaries’ Oil and Gas Interests;

(d)	with respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Company’s and the Subsidiaries’ Oil and Gas Interests: (i) the Company and the Subsidiaries have fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by law, rule or regulation) such leases or other documents and are fully qualified to own and hold all such leases or other interests, (ii) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder, and (iii) upon the establishment and maintenance of production in commercial quantities, the leases and other interest are to be in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years;

(e)	proceeds from the sale of Hydrocarbons produced from the Company’s Oil and Gas Interests are being received by the Company or the Subsidiaries in a timely manner and are not being held in suspense for any reason (except for amounts in legal suspense that do not exceed $200,000 in the aggregate); and

(f)	no person has any call upon, option to purchase, preferential right to purchase or similar rights with respect to the Company’s or the Subsidiaries’ Oil and Gas Interests or to the production therefrom.

3.2.24 Gas Imbalances. To the knowledge of the Company and the Subsidiaries, except as reflected on the Disclosure Schedule: (a) there are no aggregate production, pipeline, transportation or processing imbalances existing with respect to the Company’s or the Subsidiaries’ Oil and Gas Interests that are in the aggregate in excess of 20,000 mcf at any time, and (b) neither the Company nor any of the Subsidiaries has received deficiency payments under gas contracts for which any party has a right to take deficiency gas from the Company or any of the Subsidiaries, nor has the Company nor any of the Subsidiaries received any payments for production which are subject to refund or recoupment out of future production.

3.2.25 Royalties. Except as set forth in the Disclosure Schedule, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Company’s or any Subsidiary’s Oil and Gas Interests, have been or will be, prior to the Closing, properly and correctly paid or provided for in all material respects. Neither the Company nor any of the Subsidiaries has received any claims or demands (whether written or oral) that royalties and other payments due by it under the oil and gas leases comprising the Company’s or any Subsidiary’s Oil and Gas Interests have not been properly and timely paid, or that any conditions necessary to keep the oil and gas leases comprising the Company’s or any Subsidiary’s Oil and Gas Interests in force have not been fully performed.

3.2.26 Payout Balances. The Payout Balance for any well owned and operated by the Company or any of the Subsidiaries is properly reflected in the Disclosure Schedule as of the respective dates shown thereon. To the knowledge of the Company and the Subsidiaries, based on information given to the Company and the Subsidiaries by third-party operators for all wells not operated by the Company or any of the Subsidiaries, the Payout Balance for any such third-party operated well in which the Company or any of the Subsidiaries owns an Oil and Gas Interest is properly reflected in the Disclosure Schedule as of the respective dates shown thereon. “Payout Balance(s)” means the status, as of the dates of the Company’s calculations, of the recovery by the Company, a Subsidiary or a Third Party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of the Company or the Subsidiaries therein will be reduced when such amount has been recovered.

3.2.27 Prepayments. Except as reflected in the Disclosure Schedule, no prepayment for Hydrocarbon sales has been received by the Company or any of the Subsidiaries for Hydrocarbons which have not been delivered as of the date hereof.

3.2.28 Other Mineral Related Matters. Except as set forth in the Disclosure Schedule, as of the execution date of this Agreement, neither the Company nor any of the Subsidiaries was obligated by virtue of any prepayment arrangement, “take or pay” arrangement, production payment arrangement, gas balancing agreement or otherwise, to deliver or to suffer the delivery of Hydrocarbons produced in connection with any of the Company’s Oil and Gas Interests at some future time (or make a cash payment in lieu thereof) without then or thereafter receiving full payment therefor without deduction or credit on account of such arrangement from the price that would otherwise be received.

3.2.29 Additional Drilling Obligations. Except as set forth in the Disclosure Schedule: (a) neither the Company nor any of the Subsidiaries has any obligation, including obligations implied in law, to drill additional wells or conduct other material development operations in order to earn or continue to hold during the primary term of any lease any portion of the Company’s or any Subsidiary’s Oil and Gas Interests, and (b) neither the Company nor any of the Subsidiaries has been advised by a lessor under any lease affecting the Company’s or any Subsidiary’s Oil and Gas Interests of any requirements or demands to drill additional wells or conduct additional development operations.

3.2.30 Financial and Product Hedging Contracts. The Disclosure Schedule summarizes the outstanding hedging positions under all outstanding Product Hedging Contracts and financial hedging positions of the Company and the Subsidiaries (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Disclosure Schedule.

3.2.31 Books and Records. All Records of the Company and the Subsidiaries (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures, (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Company and the Subsidiaries of their assets, and (c) there have been no deficiencies, significant deficiencies and/or material weaknesses in the Company’s and the Subsidiaries’ books, records and files which would reasonably be expected to cause a Material Adverse Effect on the Company or any Subsidiary.

3.2.32 Non-Competition Commitments. There are no agreements or arrangements that will be binding on the Company, any of the Subsidiaries or the Company’s or any Subsidiary’s Oil and Gas Interests after Closing that limit the ability of the owner of the Company’s and the Subsidiaries’ Oil and Gas Interests to compete in any line of business or with any Person in any geographical area, except customary area of mutual interest provisions contained in agreements listed on the Disclosure Schedule that cover properties in the immediate vicinity of the lands subject to such agreements.

3.2.33 Previously Owned Properties; Excluded Assets. Except as set forth on the Disclosure Schedule, neither the Company nor any of the Subsidiaries have any obligation or liability, contingent or otherwise, with respect to any Oil and Gas Interests previously owned or leased by the Company or a Subsidiary but not currently owned or leased or, as of the Closing Date, with respect to any Excluded Assets.

3.2.34 Operatorship. The Company does not have knowledge of any pending vote, or any request for a vote (whether written or oral), to have the Company or a Subsidiary removed as the named “operator” from any of the Oil and Gas Interests for which the Company or any Subsidiary is currently designated as the “operator” and no Oil and Gas Interest for which the Company or any Subsidiary is currently designated as the “operator” is subject to any change of “operator” as a result of the consummation of the transactions contemplated hereby.

3.2.35 NSAI Report. Except as highlighted on the NSAI Report included in the Disclosure Schedules, the NSAI Report accurately reflects the Company’s working interests and net revenue interests in the Company’s Oil and Gas Interests, including any carried interests.

3.2.36 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, SELLER AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF THE SUBSIDIARIES, OR ANY OF THE COMPANY’S OR ANY SUBSIDIARY’S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE 3, PURCHASER IS PURCHASING THE SHARES ON AN “AS-IS, WHERE-IS” BASIS. THE COMPANY, THE SUBSIDIARIES AND THE SELLER EXPRESSLY DISCLAIM ANY AND ALL LIABILITY AND RESPONSIBILITY FOR DATA, INFORMATION AND MATERIALS, FURNISHED AT ANY TIME TO PURCHASER, ITS OFFICERS, AGENTS, EMPLOYEES OR AFFILIATES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 3, THE COMPANY’S OIL AND GAS INTERESTS ARE “AS-IS, WHERE-IS,” AND WITH ALL FAULTS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITHOUT RECOURSE, AND THE COMPANY AND SELLER DISCLAIM ANY AND ALL REPRESENTATIONS CONCERNING THE COMPANY’S OIL AND GAS INTERESTS, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and Seller as follows:

4.1. Organization. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser).

4.2. Authority and Enforceability. Purchaser has the requisite power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, including approval by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming that this Agreement constitutes a valid and binding obligation of Seller and the Company) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.3. No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Purchaser under, any provision of (a) the organizational documents of Purchaser; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Purchaser except as will be waived at or prior to Closing; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser.

4.4. Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

4.5. Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser (a) that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby, or (b) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair the consummation of the transaction contemplated by this Agreement.

4.6. Funding. Purchaser has available adequate funds or the means to obtain adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid by Purchaser under this Agreement, and (b) all expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.

4.7. Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser and for which Seller, the Company or any of the Subsidiaries will have any obligation or liability. Purchaser shall indemnify and hold Seller harmless from any and all claims, liabilities, damages, costs and expenses asserted against Seller by any Person claiming to have acted on behalf of Purchaser, or to have been retained by Purchaser, as a broker in connection with the transaction contemplated by this Agreement.

4.8. Investment Intent. Purchaser acknowledges that the Shares being purchased by Purchaser under this Agreement are not registered under the Securities Act or registered or qualified for sale under any state securities law and cannot be resold without registration under or an exemption from the Securities Act. Purchaser is acquiring the Shares for its own account for investment and not with a view toward the sale or distribution of the Shares. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in such Shares and has the ability to bear the economic risks of such investment.

ARTICLE 5

COVENANTS

5.1. Conduct of Business by the Company and the Subsidiaries Pending Closing. Except as contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, during the period from the date of this Agreement to the Closing, the Company shall not, and will not permit any of the Subsidiaries to engage in any practice, take any action, or enter into any transaction, except in the ordinary course of business and in connection with the transfer of the Excluded Assets, and the Company will use all commercially reasonable efforts to preserve in all material respects its business organizations, assets, prospects and advantageous business relationships and to maintain satisfactory relationships with its licensors, licensees, suppliers, contractors, distributors, customers and others having advantageous business relationships with it. Without limiting the generality of the foregoing, the Company will not, and will not permit any of the Subsidiaries, to take any of the following actions with respect to the Company or any of the Subsidiaries, without the prior written consent of Purchaser:

(a)	authorize or effect any change in its certificate of incorporation, bylaws, certificate of limited partnership or partnership agreement, except that each of the Company and the Subsidiaries will amend its certificate of incorporation or certificate of limited partnership prior to Closing to change its name to a name selected by Purchaser and not containing the name “CH4”;

(b)	grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

(c)	declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, except that prior to Closing the Company may declare and distribute to Seller or its nominee a dividend consisting of the Excluded Assets;

(d)	issue any note, bond, or other Debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business;

(e)	impose any security interest upon any of its assets outside the ordinary course of business other than pursuant to the Bank Credit Agreement and the Product Hedging Contracts;

(f)	make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the ordinary course of business;

(g)	make any change in employment terms for any of its directors, officers or employees outside the ordinary course of business except for such actions as are otherwise provided for herein;

(h)	enter into, adopt or amend any employment agreement or pension plan, or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of its officers, managers or directors or any general increase in the compensation payable or to become payable to its employees except for such actions as are otherwise specifically provided for herein;

(i)	pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the Company Financial Statements or subsequently incurred in the ordinary course of business, or disclosed pursuant to this Agreement and other than payments under the Bank Credit Agreement and the Product Hedging Contracts, payments of current liabilities and other payments that are considered in the Purchase Price adjustment set forth in Section 5.13;

(j)	acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any material assets or properties, other than in the ordinary course of business and except that prior to Closing the Company may transfer to Seller or its nominee the Excluded Assets;

(k)	waive, release, grant or transfer any material rights or modify or change in any material respect any material existing license, lease, contract or other document, other than in the ordinary course of business and other than actions otherwise contemplated by this Agreement;

(l)	make any capital expenditures, unless such expenditure is made in the ordinary course of business and is in the aggregate no more than $700,000;

(m)	modify the terms of or close out any of its positions on its Product Hedging Contracts or enter into any new hedging positions;

(n)	enter into a Material Agreement or change or modify a Material Agreement (with the exception of agreements relating to the transfer of the Excluded Assets); or

(o)	commit to any of the foregoing.

5.2. Access to Assets, Personnel and Information

(a)	From the date hereof until the Closing, the Company will afford to Purchaser and the Purchaser Representatives, at Purchaser’s sole risk and expense, access at reasonable times to any of the assets, Records, facilities, audit work papers and payroll records of the Company and the Subsidiaries and shall, upon request, furnish promptly to Purchaser (at Purchaser’s expense) a copy of any file, book, Record, contract, permit, correspondence, or other written information, document or data concerning the Company or the Subsidiaries (or their assets) that is within the possession or control of the Company or the Subsidiaries. During such period, the Company will make available to a reasonable number of Purchaser Representatives adequate office space and facilities at the office facilities of the Company. The confidentiality of all such documents and information furnished to Purchaser shall be maintained by Purchaser and treated the same as Purchaser would treat its own confidential information.

(b)	Purchaser and the Purchaser Representatives shall have the right and opportunity to make an environmental and physical assessment of the assets of the Company and the Subsidiaries and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon. Purchaser may not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conduct any soil or water tests or borings or other invasive tests or examinations with respect to the assets of the Company and the Subsidiaries. The Company shall be provided 48 hours prior notice of any such inspection, and the Company Representatives shall have the right to witness all such inspections. Purchaser shall (and shall cause the Purchaser Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential, and will not (and will cause the Purchaser Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to the Company of the determination of the need for disclosure. Purchaser shall indemnify, defend and hold the Company and the Company Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Purchaser and the Purchaser Representatives on the assets of the Company or the Subsidiaries in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of the Company, the Subsidiaries or any Representative of the Company.

(c)	From the date hereof until the Closing, the Company and the Subsidiaries shall fully and accurately disclose to Purchaser and the Purchaser Representatives all information that is (i) reasonably requested by Purchaser or any of the Purchaser Representatives, (ii) known to the Company, and (iii) relevant in any manner or degree to the value, ownership, use, operation, development or transferability of the assets of the Company or any of the Subsidiaries.

(d)	Each of the Company and the Purchaser, respectively, shall hold, and shall cause each of its officers, directors, employees, accountants, counsel, advisors and any other Representative to hold all information received by the Company or the Purchaser pursuant to this Section 5.2 in confidence, and shall not use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(e)	Notwithstanding anything in this Section 5.2 to the contrary: (i) the Company shall not be obligated under the terms of this Section 5.2 to disclose to Purchaser or the Purchaser Representatives, or grant Purchaser or the Purchaser Representatives access to, information that is within the Company’s or any Subsidiary’s possession or control but subject to a valid and binding confidentiality agreement with a Third Party entered into prior to March 1, 2006 that prohibits such disclosure without first obtaining the consent of such Third Party, and the Company, to the extent reasonably requested by Purchaser, will use reasonable efforts to obtain any such consent; and (ii) Purchaser shall not be obligated under the terms of this Section 5.2 to disclose to the Company or the Company Representatives, or grant the Company or the Company Representatives access to, information that is within Purchaser’s possession or control but subject to a valid and binding confidentiality agreement with a Third Party that prohibits such disclosure without first obtaining the consent of such Third Party, and Purchaser, to the extent reasonably requested by Seller or the Company will use its reasonable efforts to obtain any such consent.

5.3. No Solicitation. Immediately following the execution of this Agreement, neither the Company, the Seller, nor the Subsidiaries shall solicit, initiate, knowingly encourage the submission of, or conduct discussions or negotiations with respect to any offer or proposal to acquire all or any part of the Company Common Stock or all or any material portion of the assets or business of the Company or the Subsidiaries (other than the transactions contemplated by this Agreement or in connection with the distribution, assignment, purchase or transfer of the Excluded Assets), whether by merger, purchase of assets, tender offer, exchange offer or otherwise. The Company or the Seller shall notify Purchaser immediately if any Third Party engages in any discussions or makes any offer with respect to the foregoing.

5.4. Additional Arrangements. Subject to the terms and conditions herein provided, each of the Parties shall take, or cause to be taken, all actions and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Parties shall take, or cause to be taken (including actions which Seller shall cause the Company and/or the Subsidiaries to take), all actions or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Parties shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

5.5. Public Announcements; Confidentiality. Prior to the Closing, the Parties shall consult with each other before any Party issues any press release or otherwise makes any public statements with respect to the transactions contemplated by this Agreement, and none of the Parties shall issue any press release or make any such public statement prior to obtaining the written approval of the other Parties; provided, however, that such approval shall not be required where such release or announcement is required by applicable law; and provided further, that any Party may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party’s previously issued press releases. The Company and Seller agree that they will not use or disclose to any Third Party any Purchaser Confidential Information. The Parties acknowledge and agree that non-public information concerning the progress of the transaction contemplated by this Agreement is confidential information and Purchaser Confidential Information.

5.6. Notification of Certain Matters. The Company and Seller shall give prompt notice to Purchaser of (a) any representation or warranty contained in Article 3 being untrue or inaccurate when made; (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate on the Closing Date; or (c) any failure of the Company or Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by them hereunder. Purchaser shall give prompt notice to Seller of (x) any representation or warranty contained in Article 4 being untrue or inaccurate when made; (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate on the Closing Date; or (z) any failure of Purchaser to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.7. Payment of Expenses. Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs. To the extent such expenses are paid for by the Company or any of the Subsidiaries, the amount of such payment shall be a downward Base Purchase Price adjustment.

5.8. Continuation of the Company’s Existing Indemnification Obligations. From and after the Closing, the Company or its successor shall indemnify and hold harmless Seller and each Person who has been at any time prior to the Closing, an officer, director or controlling shareholder of the Company (collectively, the “Indemnified Parties”) but only to the extent that such Indemnified Party was entitled to indemnification from the Company immediately prior to the date hereof under applicable law, the articles of incorporation and bylaws of the Company or under contracts between such Indemnified Party and the Company (including indemnification as provided to NGP under the Advisory Services Agreement), regardless of whether such contracts are terminated on or after the Closing. The procedures associated with such indemnification shall be the same as those associated with the Indemnified Parties’ indemnification from the Company immediately prior to the date hereof (provided, however, that Purchaser shall be under no obligation to deposit trust funds pursuant to any “change-in-control” or similar provisions). The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, the Parties, each Indemnified Party and their respective heirs and representatives. Notwithstanding the above, the indemnification obligation set forth in this Section 5.8 shall not apply to claims for indemnification resulting from litigation, arbitration, investigations or proceedings that should have been disclosed to Purchaser on the Disclosure Schedule in connection with the representation and warranty given under Section 3.2.15 and were not so disclosed, nor shall the indemnification provisions of this Section 5.8 apply to litigation, arbitration, investigations or proceedings resulting from disputes related to this Agreement. Company and Seller (jointly and severally), shall indemnify Purchaser against, and hold Purchaser harmless from, any damage, claim, loss, cost, liability or expense, including without limitation, interest, penalties, reasonable attorneys’ fees and Purchaser’s expenses of investigation, response action or remedial action (collectively “Damages”), incident to, arising out of, in connection with or related to, whether directly or indirectly, (i) the distribution, assignment, purchase or transfer of the Excluded Assets; and (ii) any Damages deriving from the business activities of the Excluded Assets; provided however, that such indemnification shall terminate to the extent notice of such indemnification claim was not given within six months following the Closing Date.

5.9. Consents Under Bank Credit Agreement. The Parties shall work together in order to obtain any and all consents, approvals or waivers required by the terms of the Bank Credit Agreement as may be required to avoid a breach or default or any right of acceleration or cancellation thereunder as a result of the execution, delivery or performance of this Agreement; provided, however, failure of the Parties to obtain any such consent, approval or waiver shall not constitute a failure of a condition to Purchaser’s or any Seller’s obligation to proceed to close as long as the credit facility is paid off in full at Closing.

5.10. Termination of Certain Agreements. Effective upon the Closing, the Advisory Services Agreement and the Rights Agreement shall be terminated and no Party shall have further rights or obligations thereunder, except for the continuation of indemnity rights as provided in Section 5.8.

5.11. Resignation of Directors, Officer and Employees; Termination of Agreements. Each director and officer of the Company and the Subsidiaries and each employee of the Company and the Subsidiaries who are not on the list of employees that the Purchaser intends to employ following the Closing shall resign his/her position with the Company and the Subsidiaries effective at Closing and execute a mutual release in a form to be agreed upon by the Parties, and all outstanding agreements between the Company, the Subsidiaries and such person, including the Confidentiality and Noncompete Agreements in force at Closing, shall be terminated by the Company and/or the Subsidiaries prior to Closing. The Company shall not terminate any of the employees on the list of employees designated by the Purchaser as employees that the Purchaser desires to continue to employ following the Closing. The officers listed on Schedule 5.11 shall execute at the Closing non-competition agreements in the form of Exhibit A attached hereto.

5.12. Title and Environmental Defects

(a)	Purchaser may conduct, at its sole cost, such title examination, regarding whether the Company or any of the Subsidiaries has Defensible Title, or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Company’s Oil and Gas Interests in order to determine whether any Title or Environmental Defects exist. Purchaser must deliver to the Company in writing on or before May 1, 2006, a written notice specifying each defect associated with the Company’s or any Subsidiary’s Oil and Gas Interests that it asserts pursuant to this Section 5.12 or Sections 3.2.19 or 3.2.35 (a “Title or Environmental Defect”), a description of each such Title or Environmental Defect, the amount of the adjustment to the Base Purchase Price that it asserts based on such defect and its method of calculating such adjustment. If such notice is not timely submitted, Purchaser will be deemed to have waived its basis for a Base Purchase Price adjustment based on Section 3.2.19, Section 3.2.35 and this Section 5.12, as well as waived its basis for any claim or other assertion of rights or damages based on such provisions.

(b)	Upon timely delivery of a notice under Section 5.12(a), Purchaser and Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Base Purchase Price using the following criteria.

(i)	No single Title Defect shall be taken into account as an adjustment to the Base Purchase Price unless the value of such defect is determined to be more than the greater of (i) $5,000 or (ii) three percent (3%) of the Allocated Value of such property and no single Environmental Defect shall be taken into account as an adjustment to the Base Purchase Price unless the value of such defect is determined to be more than the greater of (i) $5,000 or (ii) three percent of the Allocated Value of such property (the “Individual Defect Threshold”).

(ii)	No adjustment will be made to the Base Purchase Price under this Section 5.12 unless the net total of all individual adjustments that exceed the Individual Defect Threshold under this Section 5.12 exceeds three percent (3%) of the Base Purchase Price in the aggregate and only by the amount exceeding three percent (3%) of the Base Purchase Price (the “Aggregate Defect Threshold”); by way of example, if the net total of all individual adjustments that exceed the Individual Defect Threshold equals four percent (4%) of the Base Purchase Price, then an adjustment of one percent (1%) of the Base Purchase Price may, subject to Section 5.12(d), be made to the Base Purchase Price.

(iii)

If the requested adjustment is based on the Company or any of the Subsidiaries owning a net revenue interest for a well, unit rights or leasehold rights less than that shown in the Disclosure Schedule, then a downward adjustment shall be calculated by multiplying the Allocated Value set forth for such well, unit rights or leasehold rights on the Disclosure Schedule by a fraction (A) the numerator of which is an amount equal to the net revenue interest shown on the Disclosure Schedule for such well, unit rights or leasehold rights less the decimal share to which the Company or the

Subsidiaries would be entitled as a result of its ownership interest in such well, unit rights or leasehold rights which is unaffected by such Title Defect and (B) the denominator of which is the net revenue interest shown for such well, unit rights or leasehold rights on the Disclosure Schedule. Any downward adjustments requested by Purchaser in subsections (i) and (ii) above may be offset by upward adjustments if it is determined by Purchaser and the Company that the Company’s or the Subsidiaries’ net revenue interest for all or part of the Oil and Gas Interests of the Company is greater than that shown on the Disclosure Schedule.

(iv)	If the adjustment is based on the Company or the Subsidiaries owning a working interest that is larger than the working interest shown on the Disclosure Schedule, but without a proportionate increase in the Company’s or the Subsidiaries’ net revenue interest, then the adjustment is calculated by determining the effective net revenue interest that results from such larger working interest, determining what the net revenue interest would be using such effective net revenue interest and the working interest shown on the Disclosure Schedule and then calculating the adjustment in the manner set forth in clause (iii) preceding.

(v)	If the adjustment is based on a Lien or other monetary charge upon an Oil and Gas Interest of the Company or a liability to remediate or otherwise cure an Environmental Defect related to an Oil and Gas Interest of the Company that is liquidated in amount, then the adjustment is the amount necessary to remove such Lien or other monetary charge from or a liability to remediate or otherwise cure an Environmental Defect relating to, the affected Oil and Gas Interest of the Company.

(vi)	If the adjustment is based on an obligation, burden or liability upon the affected Oil and Gas Interest for which Purchaser’s economic detriment is not liquidated but can be estimated with reasonable certainty, then the adjustment is the amount necessary to compensate Purchaser at Closing for the adverse economic effect on the affected Oil and Gas Interest.

(c)	If the value of a Title or Environmental Defect that remains uncured by Closing and, consequently, the adjustment to the Base Purchase Price cannot be determined based on the above criteria or if the Parties cannot otherwise agree on the amount of an adjustment, then Purchaser shall select one of the following options to resolve the impasse:

(i)	The Base Purchase Price shall be reduced by an amount determined by a Third Party agreed to by Seller and Purchaser as being the value of such Title or Environmental Defect, taking into consideration the Allocated Value of the affected property, the portion of the affected property subject to such Title or Environmental Defect, the legal affect of such Title or Environmental Defect on the affected property and any other factor reasonably relevant to the value of the Title or Environmental Defect, as determined in the reasonable discretion of the Third Party

(ii)	Seller and Purchaser will enter into a separate written agreement whereby Seller will as soon as reasonably practicable after Closing, but not later than six months from the Closing Date, cure or remove such Title or Environmental Defect to the reasonable satisfaction of a Third Party to be agreed on by Seller and Purchaser and the value of any such Title or Environmental Defect shall be withheld from the Base Purchase Price and deposited with the Escrow Agent until the Title or Environmental Defect is so cured; or

(iii)	Purchaser may exclude the affected Oil and Gas Interest, in which event the affected Oil and Gas Interest shall be deleted from this Agreement and the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such affected property. In the event such affected property is excluded from this Agreement, Seller shall indemnify Purchaser for any expenses incurred in connection with the inspection of the affected property provided however that such indemnification shall not apply to any liability that arises or is incurred as a result of the willful misconduct or gross negligence of the Purchaser.

(d)	If the Aggregate Defect Threshold is exceeded by the net total of asserted Title and Environmental Defects which each exceeds the Individual Defect Threshold and therefore the Base Purchase Price would be decreased by adjustments made pursuant to this Section 5.12, Purchaser may at its sole option and upon its written notice to Seller, do any of the following or a combination thereof:

(i)	The Base Purchase Price shall be reduced by an amount determined by a Third Party agreed to by Seller and Purchaser as being the value of the asserted Title and Environmental Defects, taking into consideration the Allocated Value of each affected property, the portion of each affected property subject to such Title or Environmental Defects, the legal affect of such Title or Environmental Defects on each affected property and any other factor reasonably relevant to the value of the Title or Environmental Defects, as determined in the reasonable discretion of the Third Party;

(ii)	Seller and Purchaser will enter into a separate written agreement whereby Seller will as soon as reasonably practicable after Closing, but not later than six months from the Closing Date, cure or remove some or all of such Title or Environmental Defects to the reasonable satisfaction of a Third Party to be agreed upon by Seller and Purchaser and the value of any such Title or Environmental Defect shall be withheld from the Base Purchase Price and deposited with the Escrow Agent until the Title or Environmental Defect is so cured; or

(iii)	Purchaser may exclude any affected property, in which event the affected property selected by Purchaser shall be deleted from this Agreement and the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such selected affected property. In the event such affected property is excluded from this Agreement, Seller shall indemnify Purchaser for any expenses incurred in connection with the inspection of the affected property provided however that such indemnification shall not apply to any liability that arises or is incurred as a result of the willful misconduct or gross negligence of the Purchaser.

(e)	If the total amount of Title and/or Environmental Defects is ten percent (10%) of the Base Purchase Price or more, then Seller or Purchaser may terminate this Agreement upon written notice to the other on or before May1, 2006, and this Agreement shall be void and of no further force or effect, except for the provisions of Sections 2.2 (with respect to Earnest Money), 4.7 (with respect to indemnification), 5.2(b) (but only to the extent of the confidentiality and indemnification provisions), 5.5 (with respect to the indemnification provisions) and 5.7 (regarding payment of expenses) and the Confidentiality Agreement. Seller shall be free to immediately enjoy all rights of ownership and to sell, transfer, encumber or otherwise dispose of the Shares or any of the Company’s Oil and Gas Interests to any Party without any restriction under this Agreement. Notwithstanding the above, Purchaser may waive the Title or Environmental Defect amount over ten percent (10%) of the Base Purchase Price and close the transaction contemplated by this Agreement in which case Seller shall have no further liability to Purchaser for any such waived Defects.

(f)	The Company and Purchaser will reasonably cooperate, at Seller’s expense, with Seller after the Closing to cure Title and Environmental Defects that Seller has elected to cure.

5.13. Additional Adjustments to Base Purchase Price. The Base Purchase Price will be adjusted:

(a)	upward or downward by any positive or negative (as the case may be) balance of Working Capital as of February 28, 2006;

(b)	downward by the aggregate amount of bonuses (and related taxes) of any kind paid by the Company or the Subsidiaries during the period beginning March 1, 2006, and ending on the Closing Date or payable by the Company or any Subsidiary as of the Closing Date, including as set forth in the Disclosure Schedule pursuant to Section 3.2.14(d), to the extent not otherwise reflected in adjustments to the Base Purchase Price;

(c)

downward by the aggregate amount of fees and expenses paid by the Company to Schlanger, Silver, Barg & Paine, LLP, any other legal counsel or any other Third Party in connection with the transactions contemplated by this Agreement or the proposed sale of the Company in general, including preparation of 2005 and 2006

(through the Closing Date) tax returns, to the extent not otherwise reflected in adjustments to the Base Purchase Price; and

(d)	downward if the gain or taxable income realized by the Company due to the transfer of the Excluded Assets exceeds [60]% of the Company’s net operating loss carry forward, then any taxes on such excess taxable income or gain shall be considered a current liability and a Base Purchase Price adjustment.

(e)	downward by the amount of any costs or other liabilities incurred by the Company related to the transfer of the Excluded Assets pursuant to Section 2.3.

5.14. Purchase Price Calculation

(a)	No later than three business days before Closing, the Company shall have prepared, in consultation with Purchaser, and delivered to Purchaser a statement (the “Closing Statement”) setting forth the Purchase Price as adjusted pursuant to Sections 5.12 and 5.13 together with unaudited consolidated financial statements of the Company and the Subsidiaries as of and for the two months ended February 28, 2006. At Closing, the Escrow Agent shall retain Five Million Dollars ($5,000,000) from the Purchase Price (the “Holdback”) to cover any potential deficiencies in the Purchase Price calculation pursuant to Section 5.13 and to protect Purchaser against any breaches of any of the representations, warranties and covenants by the Company or the Seller set forth in this Agreement. If information becomes available within 150 days following the Closing that causes either Purchaser or Seller to assert that the adjustments to the Base Purchase Price as of the Closing Date pursuant to Section 5.12 or 5.13 (“Closing Adjustments”) were incorrect and that subsequent adjustments (the “Proposed Adjustments”) should be made, the claiming Party shall give notice of the Proposed Adjustments to the other Party and to the Escrow Agent, and the Parties shall in good faith work together to reconcile any disagreement they have concerning the Proposed Adjustments and to agree to a final adjustment (the “Final Adjustment”) to the Purchase Price. If the Parties have not agreed to the Final Adjustment within 180 days following the Closing Date, a public accounting firm selected by Seller but reasonably acceptable to Purchaser (the “Accountant”) shall perform an audit and determine the Final Adjustment. The Parties agree that the Accountant’s determination of the Final Adjustment shall be conclusive, and the Accountant’s fees associated with the audit of such Final Adjustment shall be paid one-half by Seller and one-half by Purchaser.

(b)

At any time on or before the date that is 180 days after the Closing Date (the “Claim Period”), Purchaser will have the right to notify the Seller and the Escrow Agent in writing pursuant to the Escrow Agreement that Purchaser is making a claim with respect to the Escrow for a breach of the Company’s or the Seller’s representations, warranties and/or covenants contained herein (each such claim, a “Breach”). Such notice will specify the nature of the Breach with reasonable detail and specificity and the amount Purchaser proposes to be paid out of the Escrow with respect to such Breach. In the event the Seller disputes any of Purchaser’s claims of Breach, the

Seller will notify the Purchaser and the Escrow Agent in writing thereof within 10 days after receipt of such notice. In the event the Seller and Purchaser are unable to resolve such dispute within 45 days after receipt by the Escrow Agent of the notice of dispute, such dispute will be submitted to arbitration as provided in Section 8.16.

(c)	At any time subsequent to the Claim Period that there has been a final determination, pursuant to Section 5.14(a) above, concerning the Final Adjustment, then the following shall occur:

(i)	the Escrow Agent shall deliver to Seller that portion, if any, of the Holdback that exceeds the sum of (A) the amount, if any, by which the Final Adjustment pursuant to Section 5.14(a) above provides for an increase in the Purchase Price, and (B) the aggregate amounts, if any, claimed pursuant to Section 5.14(b) above, by Purchaser, for Breaches. If the Final Adjustment pursuant to 5.14(a) above provides for a decrease in the Purchase Price, then there will be no amount added or subtracted pursuant to clause (A) of the foregoing sentence. Amounts withheld in the Escrow with respect to asserted Breaches shall be disposed of pursuant to the provisions of Sections 5.14(c)(ii) and (iii) immediately below.

(ii)	Upon the determination by the Parties of each Breach claimed by Purchaser pursuant to Section 5.14(b), the Escrow Agent will be authorized to release additional portions of the Holdback to Seller, but only to the extent that is justified by the calculation set forth above in Section 5.14(c)(i) immediately above.

(iii)	At such time that all claims for Breaches made by Purchaser pursuant to Section 5.14(b) have been finalized, then the Seller shall be paid the amount, if any, of the Holdback to which Seller is entitled pursuant to the calculation set forth in Section 5.14(c)(i), and the Purchaser shall be paid whatever portion of the Holdback remains thereafter.

Notwithstanding any other provision of this Agreement to the contrary, after the Closing, Purchaser’s sole and exclusive remedy for any breach by the Seller or the Company of any of the representations, warranties and covenants in this Agreement shall be to exercise Purchaser’s rights under this Section 15.14 and the Escrow Agreement.

5.15. Release of Claims. As of the Closing:

(a)

Seller hereby agrees to forever waive, release and discharge and not to assert any and all rights Seller may have pursuant to any applicable law or otherwise to make a claim against or otherwise demand or receive payment from (i) the Company arising out of or with respect to the untruth, inaccuracy or breach of any representation or warranty of the Company set forth in this Agreement or the breach by the Company of any covenant or agreement of the Company set forth in this Agreement or (ii) the Company or any officer, director, employee, controlling stockholder, advisor or agent of the Company arising out of or with respect to any act or omission of any such

Person in such Person’s role as an officer, director, employee, controlling stockholder, advisor or agent of the Company, other than (A) liability for obligations for wages and benefits for periods prior to the Closing (other than any reimbursements of employee expenses incurred in the ordinary course of business) and (B) as provided in Section 5.8.

(b)	Seller does hereby forever waive, release and discharge the Company and the Subsidiaries and each officer, director, employee, controlling stockholder, advisor and agent of the Company and the Subsidiaries from any and all losses that relate to or arise out of any dealings, relationships or transactions, prior to the Closing, by and between Seller and the Company, the Subsidiaries and/or any of the other released Persons, whether arising under contract, at law or in equity, that Seller ever had, now has or hereafter can, shall or may have, whether or not now known, other than (i) liability for obligations for wages and benefits for periods prior to the Closing and (ii) as provided in Section 5.8.

(c)	Seller understands and agrees that pursuant to this Section 5.15, Seller expressly waives all claims (other than those expressly reserved as set forth in this Section 5.15), even those that Seller may not know or suspect to exist, which if known may have materially affected the decision to provide this release, and Seller waives any rights under applicable law that provide to the contrary.

5.16. Company Employees. Purchaser shall, or shall cause the Company to, fulfill the coverage continuation obligations described in Section 4980B of the Code and Section 601 of ERISA for a period of 18 months following the Closing for all of the employees of the Company and its Subsidiaries at the Closing Date (regardless of whether Section 4980B of the Code or Section 601 of ERISA actually applies to the Company); provided, that Purchaser and the Company are not required to bear the cost of such coverage but may charge such employees reasonable premiums with respect to such coverage. The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and the employees of the Company and its Subsidiaries covered by the Company Employee Benefit Plans at the Closing Date and their respective heirs and representatives.

ARTICLE 6

CONDITIONS

6.1. Conditions to Each Party’s Obligation to Proceed with Closing. The respective obligations of each Party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a)

Approvals. All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where, in the reasonable discretion of Purchaser, the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on the Company or the Subsidiaries or on Purchaser, as the case may be, or to materially adversely affect the consummation of the transactions contemplated by this Agreement.

(b)	No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, and, if necessary, the Closing shall be delayed for up to 30 days while such efforts are taking place.

(c)	Termination of Bank Credit Agreement. Purchaser and Seller shall have made arrangements with the lender under the Bank Credit Agreement so that concurrently with the Closing (i) Purchaser pays in full the outstanding principal, interest, fees and expenses due on loans outstanding under the Bank Credit Agreement, and (ii) all security interests and Liens held by the agent or lender under the Bank Credit Agreement are released and terminated.

6.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

(a)	Representations and Warranties. The representations and warranties of Seller and the Company set forth in Article 3 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Purchaser shall have received a certificate signed by a Responsible Officer of Seller and the Company to such effect; provided, however, that the condition set forth in this Section 6.2(a) shall not be applicable to the representation and warranty regarding Environmental Matters in Section 3.2.19 (which representation and warranty is addressed in Section 5.12).

(b)	Performance of Covenants and Agreements by the Company and Seller. The Company, the Subsidiaries and Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by a Responsible Officer of the Seller and the Company to such effect.

(c)	The Company, CH4 Energy and the Seller shall have completed the full distribution, assignment, purchase or transfer of the Excluded Assets, including all the rights, benefits and liabilities pertaining to such Excluded Assets.

(d)	The Company and each of Richard Brannon, Jack Brannon, Jon Stephenson and Clinton Koerth shall have entered into a non-compete agreement in a form attached hereto as Exhibit A.

6.3. Conditions to Obligations of Seller. The obligations of Seller to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Seller:

(a)	Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Seller shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.

(b)	Performance of Covenants and Agreements by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.

ARTICLE 7

TERMINATION

7.1. Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a)	By mutual written agreement of Purchaser and Seller;

(b)	By either Seller or Purchaser if (i) the Closing has not occurred by May 15, 2006 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement (which, in the case of Seller, shall include breach or failure by the Company) has been the cause of or resulted in the failure of Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree and such efforts may continue up to 30 days after the Closing Date);

(c)	By Purchaser if Seller has failed to comply in any material respect with any of Seller’s covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within 10 business days after notice and demand for cure thereof;

(d)	By Seller (i) if Purchaser has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and such breach or failure has not been cured within 10 business days after notice and a demand for cure thereof, or (ii) if the adjustments to the Base Purchase Price exceed ten percent (10%) of the Base Purchase Price and Purchaser has not waived the amounts in excess of ten percent (10%) of the Base Purchase Price pursuant to Section 5.12(e); or

(e)	By either Party if the conditions of Section 6.1 have not been satisfied or by Purchaser if the conditions of Section 6.2 have not been satisfied or by Seller if the conditions of Section 6.3 have not been satisfied.

7.2. Effect of Termination. If this Agreement is terminated by either Seller or Purchaser pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void without liability to any Party to this Agreement except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, except pursuant to, the provisions of Sections 2.2 (with respect to the Earnest Money), 4.7 (with respect to the indemnification provisions contained therein), 5.2(b) (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.5 (with respect to the confidentiality provisions contained therein) and 5.7 (regarding payment of expenses) and the Confidentiality Agreement (which shall continue pursuant to its terms); provided, however, subject to the provisions of Section 2.2, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its covenants, agreements or other obligations hereunder occurring prior to such termination; however, in no event will any Party be liable to any other Party for incidental, consequential, exemplary, punitive or special damages of any kind or for lost or imputed profits. Seller shall be free to immediately enjoy all rights of ownership and to sell, transfer, encumber or otherwise dispose of the Shares or any of the Company’s Oil and Gas Interests to any other Person without any restriction under this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1. Limited Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing only for a period of 180 days following the Closing Date, but the aggregate recovery available pursuant to a breached representation or warranty shall not exceed the amount of the Holdback retained by the Escrow Agent at Closing. Accordingly, on the date 180 days following the Closing Date, no Party shall have any liability to any other Party based on any representation or warranty made herein or in any instrument delivered pursuant to this Agreement.

8.2. Amendment. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

8.3. Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by like notice):

(a)	If to Purchaser:

Bill Barrett Corporation

Attn: Manager, Acquisitions and Divestitures

1099 18th Street, Suite 2300

Denver, Colorado 80202

Fax: (303) 291-0420

with a copy (which shall not constitute notice) to:

Alan L. Talesnick

Patton Boggs LLP

1660 Lincoln Street, Suite 1900

Denver, Colorado 80264

Fax: (303) 894-9239

(b)	If to Seller or the Company:

Jack Brannon

1000 West Weatherford, Suite 200

Fort Worth, Texas 76102

Fax: (817) 924-8697

with copies (which shall not constitute notice) to:

Kyle Longhofer

Schlanger, Silver, Barg & Paine, LLP

109 North Post Oak Lane, Suite 300

Houston, Texas 77024

Fax: (713) 785-2091

and

Natural Gas Partners

Attn: Christopher Ray

125 E. John Carpenter Fwy., Suite 600

Irving, Texas 75062

Fax: (972) 432-1441

8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.5. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as necessary to be enforceable.

8.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Section 5.2 or 5.8, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other person any rights or remedies hereunder. No Party is entering into this Agreement on a basis of any promises or representations other than those appearing within the four corners of this Agreement.

8.7. Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.8. No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7. Except as otherwise contemplated by this Agreement, to the extent that, a Party took an action pursuant to an order or judgment of a court or other competent Governmental Authority, inconsistent herewith or failed to take action consistent herewith or required hereby such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.4 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Purchaser may assign, in its sole discretion, its rights, interests and obligations hereunder to any wholly-owned subsidiary, provided that Purchaser shall notify Seller of any such assignment and remain responsible for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

8.10. Waivers. At any time prior to the Closing, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

8.11. Confidentiality Agreement. The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms. Any and all information received by Purchaser pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

8.12. Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

8.13. Cooperation After Closing. Each Party shall, at any time and from time to time after Closing, execute, acknowledge (where appropriate) and deliver such further instruments and documents and take such other action as may be reasonably requested by another Party in order to carry out the intent and purpose of this Agreement. Seller agrees that, upon receipt after Closing of checks, mail or other property or documents which are the property of the Company, Seller will promptly forward such items to the Company at Purchaser’s address as set forth in Section 8.3.

8.14. Mutual Release

(a)

Subject to the occurrence of the Closing and as of the date 365 days after the Closing Date, Purchaser and the Company release and forever discharge Seller and their Affiliates and the shareholders, director, officers, agents, controlling persons, representatives, advisors and employees of Seller and its Affiliates, and their respective heirs, executors, administrators, successors and assigns, from any and all actions, causes of action, suits, debts, claims and demands of the Company or Purchaser, or their Affiliates, related to the Company (except for rights or obligations arising under this Agreement) that arise out of acts, events, conditions or omissions occurring or existing from the beginning of the world to and including the Closing Date, provided that Seller shall have given full disclosure of all facts and circumstances as they existed as of the Closing Date. Notwithstanding the foregoing, the release shall not apply to any claim, contest, dispute, litigation or arbitration filed within 365 days of the Closing Date which remains unresolved 365 days after the Closing Date.

(b)	Subject to the occurrence of the Closing and as of 365 days after the Closing Date, Seller releases and forever discharges Purchaser and the Company from any and all actions, causes of action, suits, debts, claims and demands of Seller or its Affiliates related to the Company (except for rights or obligations arising under this Agreement) that arise out of acts, events, conditions or omissions occurring or existing from the beginning of the world to and including the Closing Date. [Notwithstanding the foregoing, this release shall not apply to Purchaser’s violations of Article 4 until 365 days after the Closing Date.]

8.15. Fair Construction. This Agreement shall be deemed to be the joint work product of Purchaser and Seller without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.

8.16. Arbitration. Any dispute under this Agreement not involving a Title Defect, an Environmental Defect or the Final Statement will be submitted to binding arbitration to be conducted in Dallas County, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that there will be one arbitrator selected by Purchaser, one arbitrator selected by the Seller and a third arbitrator selected by those two arbitrators. The arbitrators will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrators’ judgment will be final and binding upon the Parties subject solely to challenge on the grounds of fraud or gross misconduct. The arbitration will be held in Dallas County, Texas. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. Unless otherwise expressly set forth in this Agreement, the procedures specified in this Section 8.16 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

8.17 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. EACH OF PURCHASER AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY

TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR ARBITRATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

“Seller”		“Purchaser”

CH4 Holdings, LP		Bill Barrett Corporation

By:	/s/ Richard Brannon	By:	/s/ Fredrick J. Barrett
	Name: Richard Brannon		Name: Fredrick J. Barrett
	President		Title: Chief Executive Officer

“Company”

CH4 Corporation

By:	/s/ Richard Brannon
Name: Richard Brannon
President